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                                                                     EXHIBIT 5.1


                 [HELLER EHRMAN WHITE & MCAULIFFE LETTERHEAD]


                                  July 23, 1996



Garden Botanika, Inc.
8624 - 154th Avenue N.E.
Redmond, Washington  98052

         Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

         This opinion is furnished to Garden Botanika, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 487,202 shares of common stock, $.01 par value (the "Shares"), issuable by the Company upon the exercise of options to purchase shares (the "Options") granted pursuant to the Company's 1992 Combined Incentive and Nonqualified Stock Option Plan, Option and Severance Agreement by and between Garden Botanika and John Garruto dated October 30, 1995 and its 1996 Directors' Nonqualified Stock Option Plan (collectively, the "Plans").

         We have based our opinion upon our review of the following records, documents, instruments and certificates:

         a.       the Articles of Incorporation of the Company;

         b.       the Bylaws of the Company;

         c. records certified to us by an officer of the Company as constituting all records of proceedings and of actions of the Board of Directors and shareholders relating to the adoption and amendment of the Plans and reservation of shares for issuance thereunder;

         d. certificate of an officer of the Company regarding the number of shares outstanding and the number of shares reserved for issuance upon the exercise of certain warrants granted by the Company;
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Garden Botanika, Inc.
July 23, 1996
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         e.       the Plans; and

         f.       the Company's shareholder records.

         In connection with this opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

         This opinion is limited to federal law and the laws of the State of Washington. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that the reservation for issuance of the Shares upon the exercise of Options has been duly authorized and upon exercise of the Options, payment of the purchase price for the Shares and issuance and delivery of the Shares pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

         Our opinion is qualified to the extent that in the event of a stock split, share dividend or other reclassification of the Common Stock effected subsequent to the date hereof, the number of shares of Common Stock issuable upon the exercise of Options may be adjusted automatically, as set forth in the terms of the Plans, such that the number of such shares may exceed the number of Company's remaining authorized, but unissued shares of Common Stock at the time the Options are exercised.

         We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

         We hereby authorize and consent to the use of this opinion as Exhibit
5.1 to the Registration Statement.

                                  Very truly yours,


                                  /s/ HELLER EHRMAN WHITE & MCAULIFFE